Exhibit 16

147 Collins Street	ABN: 61 194 860 183
Melbourne Vic 3000	Telephone: +61 3 9288 5555
Facsimile: + 61 3 9288 6666
GPO Box 2291U	DX: 30624 Melbourne
Melbourne Vic 3001	www.kpmg.com.au
Australia
April 27, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Universal Biosensors, Inc. and, under the date of March 16, 2006, we reported on the consolidated financial statements of Universal Biosensors, Inc. as of and for the years ended December 31, 2005 and 2004. On 7 July, 2006, we were requested by Universal Biosensors, Inc. to resign as auditors and on 14 August, 2006, we notified Universal Biosensors, Inc. that we were resigning as auditors. We have read Universal Biosensors, Inc.’s statements included under Item 14 of its Form 10 dated April 30, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Universal Biosensors, Inc.’s statement that the change was approved by the board of directors and we are not in a position to agree or disagree with Universal Biosensors, Inc.’s statement regarding Item 304(a)(2) that the newly engaged Universal Biosensors, Inc. accountants were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Universal Biosensors, Inc.’s consolidated financial statements
Very truly yours,
KPMG